UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 18, 2011 (July 12, 2011)

InSite Vision Incorporated

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22332	94-3015807
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

965 Atlantic Ave.

Alameda, California 94501

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:

(510) 865-8800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 12, 2011, InSite Vision Incorporated (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) between the Company and the investors party thereto (the “Investors”) pursuant to which the Company agreed to issue to the Investors in a private placement 36,978,440 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and warrants (the “Warrants”) exercisable to purchase up to 14,971,376 shares of Common Stock (the “Warrant Shares,” and together with the Shares and the Warrants, the “Securities”), for an aggregate purchase price of approximately $22.2 million (the “Offering”). The purchase price for one share of Common Stock and a Warrant to purchase 0.40 shares of Common Stock is $0.60. Certain members of the Company’s management and a member of the Company’s board of directors participated in the Offering on the same terms as the other Investors. A copy of the form of Securities Purchase Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On July 18, 2011, the Offering closed and the Company issued and sold to the Investors the Securities and received the aggregate purchase price. After deducting fees and expenses related to the Offering, the Company expects to retain net proceeds of approximately $20.6 million (excluding legal and accounting fees).

Piper Jaffray & Co. served as sole placement agent and JMP Securities LLC served as financial advisor in connection with the Offering and received customary fees for their services.

Each Warrant has an initial exercise price of $0.75 per Warrant Share. The Warrants are exercisable immediately and expire five years from the date of issuance. The exercise price and the number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment for stock splits, stock dividends or other reclassifications or combinations of the Common Stock. In addition, upon the occurrence of certain “fundamental transactions,” such as a merger or consolidation of the Company into another entity or a sale of all or substantially all of the Company’s assets in a single transaction or a series of transactions, the holders of the Warrants, at their option, will be entitled to receive in cash an amount equal to the “Black Scholes value” of the Warrants as of the date of such “fundamental transaction” as determined in accordance with the terms of the Warrants. Furthermore, the Warrants contain a blocker provision that prevents a holder from exercising the Warrants to the extent that such exercise would result in the holder beneficially owning greater than 4.999% of the Company’s outstanding Common Stock immediately after the exercise (9.999% and 14.999% in the case of certain Investors). The 4.999% blocker provision may be waived by a holder by providing the Company with 61 days’ prior notice of its election, in which case the blocker provision will increase to 9.999%. A copy of the form of Warrant is attached hereto as Exhibit 4.1 and incorporated herein by reference.

The Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of July 12, 2011, by and among the Company and the Investors. Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission within 30 days of closing the Offering (the “Filing Deadline”) to register the resale of the Shares and the Warrant Shares by the Investors. In the event the Company does not file the Registration Statement on or before the Filing Deadline, the Company will be required to pay liquidated damages in an amount equal to 1.0% of the aggregate amount invested by each Investor, and an additional 1.0% of the aggregate amount invested by each Investor for each 30-day period (or pro rata portion) thereafter until the Registration Statement is filed. In addition, the Registration Rights Agreement requires the Company to pay customary liquidated damages for its failure to satisfy specified effectiveness time periods, subject to certain exceptions. A copy of the Registration Rights Agreement is attached hereto as Exhibit 4.2 and incorporated herein by reference.

The above descriptions of the Purchase Agreement, the Warrants and the Registration Rights Agreement are qualified in their entirety by reference to Exhibits 10.1, 4.1 and 4.2 attached hereto, respectively.

Item 3.02.	Unregistered Sales of Equity Securities.

The Securities were offered and sold by the Company pursuant to an exemption from the registration requirements of the Securities Act 1933, as amended (the “Securities Act”), provided by Section 4(2) thereof and Regulation D promulgated thereunder.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Form of Warrant.

4.2	Registration Rights Agreement.

10.1	Form of Securities Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2011

INSITE VISION INCORPORATED (Registrant)

By:	/s/ Louis Drapeau
Name:	Louis Drapeau
Title:	Vice President and Chief Financial Officer

Exhibit No.	Description

4.1	Form of Warrant.

4.2	Registration Rights Agreement.

10.1	Form of Securities Purchase Agreement.